EXHIBIT 21 ESI Subsidiaries As of June 1, 2002

Name	State/Country of Incorporation	Percentage of Voting Securities Owned
ESI F.S.C.	Guam	100%

Electro Scientific Industries GmbH	Germany	100%

ESI International Corporation	Oregon	100%

ESI Japan KK	Japan	100%

ESI Korea Co. Ltd.	Korea	100%

Electro Scientific Industries Ltd.	England	100%

Electro Scientific Industries, BV	The Netherlands	100%

ESI SARL	France	100%

ESI SRL	Italy	100%

Electro Scientific Industries Singapore PTE Ltd.	Singapore	100%

ESIF, Inc.	Oregon	100%